NEWS RELEASE	OLD NATIONAL BANCORP

FOR IMMEDIATE RELEASE February 27, 2017	NASDAQ: ONB oldnational.com Contacts:
Media:
Kathy A. Schoettlin – (812) 465-7269 Executive Vice President – Communications

Old National names Michael Woods Principal Accounting Officer

- -	Woods replaces Joan Kissel, who is transitioning to Chief Audit Officer and Ethics Officer Woods previously served as co-acting corporate controller of Akron-based FirstMerit Corp.

Evansville, Ind. (February 27, 2017) – Old National Bancorp has named Michael W. Woods Principal Accounting Officer of the Company, effective immediately. Mr. Woods will replace Joan Kissel, who is transitioning to the role of Chief Audit Officer and Ethics Officer.

Woods, 49, previously served as co-acting corporate controller of FirstMerit Corp., a $26.2 billion financial services company in Akron, Ohio. In this role, he had a wide range of responsibilities, which included managing internal and external financial reporting.

Prior to that role, Woods served as VP, Accounting Policy and Risk Compliance Manager for FirstMerit Corp. from May 2015 to April 2016, and as the company’s VP, Corporate Accounting from October 2012 to May 2015. In these roles, Mr. Woods was responsible for FirstMerit’s management of accounting policies and internal controls.

Prior to joining FirstMerit Corp., Mr. Woods held the position of VP, SEC Reporting Manager for KeyCorp, Inc., a Cleveland, Ohio-based financial services company with approximately $136 billion in assets. In this role, which he began in December 2008, Woods managed the external reporting process.

“We are thrilled to welcome Michael Woods to the Old National team,” said Chairman and CEO Bob Jones. “His talent, expertise and wide-ranging experience make him the ideal individual to help guide our organization forward as Principal Accounting Officer.”

A 1990 graduate of The Ohio State University with a bachelor’s degree in Business Administration, Woods earned his CPA in 1993.

About Old National

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana. With $14.9 billion in assets, it ranks among the top 100 banking companies in the U.S.  Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Kentucky, Michigan and Wisconsin. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investments and brokerage services. For more information and financial data, please visit Investor Relations at oldnational.com.